Exhibit 5.1

[HECLA MINING COMPANY LETTERHEAD]

June 24, 2004

Hecla Mining Company
6500 N. Mineral Drive, Suite 200
Coeur d’Alene, Idaho 83815-9408

Re:

Post-Effective Amendment No. 2 to Registration Statement on Form S-8 of
           Hecla Mining Company

Ladies and Gentlemen:

I am legal counsel and Corporate Secretary for Hecla Mining Company, a Delaware corporation (the “Company”).  I have acted as counsel to the Company in connection with the preparation of the Post-Effective Amendment No. 2 to Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Amendment to Registration Statement”) which relates to the issuance of up to 5,000,000 shares of its common stock, $.25 par value per share, with associated preferred share purchase rights (the “Incentive Plan Shares”), pursuant to the Hecla Mining Company 1995 Stock Incentive Plan, as amended (the “Plan”).  In connection with this opinion, I have reviewed the Amendment to Registration Statement and the exhibits thereto, and I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, certificates of public officials and of officers of the Company, the Plan and other instruments, and such matters of law and fact as I have deemed necessary to render the opinion contained herein.

Based upon and subject to the foregoing, I am of the opinion that the Incentive Plan Shares, when issued, delivered and paid for in accordance with the terms and conditions of the Plan, will be legally issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and all references to me in the Registration Statement.

Very truly yours,

/s/ Michael B. White
Michael B. White, Esq.

Attorney and Corporate Secretary